Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Roper Technologies Announces Second Quarter Results

Sarasota, Florida, July 28, 2020 ... Roper Technologies, Inc. (NYSE: ROP), a leading diversified technology company, reported financial results for the second quarter ended June 30, 2020.

Second quarter GAAP and adjusted revenue each decreased 2% to $1.30 billion and $1.31 billion, respectively. Organic revenue decreased 3%. GAAP and adjusted gross margin were 64.7%, expanding 80 basis points and 70 basis points, respectively. GAAP diluted earnings per share (“DEPS”) was $2.08 and adjusted DEPS was $2.94.

“I am extremely proud of our business leaders for prioritizing the health and safety of our employees while executing at a high level during these challenging times,” said Neil Hunn, Roper’s President and CEO. “Despite the complexities associated with operating in the COVID-19 environment, we continued to invest for durable organic growth while generating outstanding cash flow. All-in-all, this was a very strong quarter for Roper.”

EBITDA decreased 2% to $461 million and EBITDA margin was 35.3%, flat versus the prior year. GAAP operating cash flow increased 49% to $449 million. Excluding $124 million of income tax payments deferred due to COVID-19, adjusted operating cash flow increased 8% to $325 million and adjusted free cash flow increased 10% to $315 million.

“Given our consistent cash flow generation, exceptionally strong balance sheet, and active pipeline of high-quality acquisition opportunities, we remain confident in our ability to continue executing our proven cash compounding strategy,” concluded Mr. Hunn.

Updating 2020 Guidance

The Company now expects full year adjusted DEPS of $11.90 - $12.40, compared to previous guidance of $11.60 - $12.60.

For the third quarter of 2020, the Company expects adjusted DEPS of $2.90 - $3.00.

The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures.

Conference Call to be Held at 8:00 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Tuesday, July 28, 2020. The call can be accessed via webcast or by dialing +1 877-870-4263 (US/Canada) or +1 412-317-0790 and referencing Roper Technologies. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by dialing +1 412-317-0088 with access code 10145430.

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Table 1: Adjusted Revenue, Gross Profit and EBITDA Reconciliation ($M)

	Q2 2019	Q2 2020		V %
Adjusted Revenue Reconciliation
GAAP Revenue	$1,330	$1,305		(2)%
Purchase accounting adjustment to acquired deferred revenue	2	1	A
Adjusted Revenue	$1,332	$1,306		(2)%

Components of Adjusted Revenue Growth
Organic				(3)%
Acquisitions/Divestitures				1%
Foreign Exchange				(1)%
Rounding				1%
Total Adjusted Revenue Growth				(2)%

Adjusted Gross Profit Reconciliation
GAAP Gross Profit	$850	$844
Purchase accounting adjustment to acquired deferred revenue	2	1	A
Adjusted Gross Profit	$852	$845		(1)%

GAAP Gross Margin	63.9%	64.7%		+80 bps
Adjusted Gross Margin	64.0%	64.7%		+70 bps

Adjusted EBITDA Reconciliation
GAAP Net Earnings	$250	$219
Taxes	73	65
Interest Expense	45	47
Depreciation	12	12
Amortization	87	101
EBITDA	$466	$445		(4)%

Purchase accounting adjustment to acquired deferred revenue	2	1	A
Restructuring charge associated with certain Process Technologies businesses	—	14
Transaction-related expenses for completed acquisitions	3	1	B
Adjusted EBITDA	$471	$461		(2)%
% of Adjusted Revenue	35.3%	35.3%		0 bps

Table 2: Adjusted DEPS Reconciliation C

	Q2 2019	Q2 2020		V %
GAAP DEPS	$2.38	$2.08		(13)%
Purchase accounting adjustment to acquired deferred revenue	0.01	0.01	A
Restructuring charge associated with certain Process Technologies businesses	—	0.10
Transaction-related expenses for completed acquisitions	0.03	0.01	B
Amortization of acquisition-related intangible assets D	0.65	0.75
Adjustment to income tax expense related to the gain on sale of Scientific Imaging businesses	0.01	—
Rounding	(0.01)	(0.01)
Adjusted DEPS	$3.07	$2.94		(4)%

Table 3: Adjusted Cash Flow Reconciliation ($M)

	Q2 2019	Q2 2020	V %
Operating Cash Flow	$301	$449	49%
Deferred tax payments E	—	(124)
Adjusted Operating Cash Flow	301	325	8%
Capital Expenditures	(12)	(8)
Capitalized Software Expenditures	(3)	(3)
Adjusted Free Cash Flow	$286	$315	10%

Table 4: Forecasted Adjusted DEPS Reconciliation C

	Q3 2020		FY 2020
	Low End	High End	Low End	High End
GAAP DEPS	$2.15	$2.25	$8.76	$9.26
Purchase accounting adjustment to acquired deferred revenue A	—	—	0.03	0.03
Restructuring charge associated with certain Process Technologies businesses	—	—	0.10	0.10
Transaction-related expenses for completed acquisitions B	—	—	0.01	0.01
Amortization of acquisition-related intangible assets D	0.75	0.75	3.00	3.00
Adjusted DEPS	$2.90	$3.00	$11.90	$12.40

A.	2020 actual results and forecast of estimated acquisition-related fair value adjustments to deferred revenue related to the acquisitions of Foundry and iPipeline as shown below ($M, except per share data).
		Q2 2019A	Q2 2020A	Q3 2020E	FY 2020E
	Pretax	$2	$1	$—	$4
	After-tax	$1	$1	$—	$3
	Per Share	$0.01	$0.01	$—	$0.03

B.	Transaction-related expenses for the FMIC and Team TSI acquisitions ($1M pretax, $1M after-tax).

C.	All Q2'19 and 2020 adjustments taxed at 21%.

D.	Actual results and forecast of estimated amortization of acquisition-related intangible assets ($M, except per share data); for comparison purposes, prior period amounts are also shown below. Tax rate of 21% applied to amortization.
		Q2 2019A	Q2 2020A	Q3 2020E	FY 2020E
	Pretax	$86	$100	$101	$401
	After-tax	$68	$79	$80	$317
	Per share	$0.65	$0.75	$0.75	$3.00

E.	$124M of income tax payments that were deferred into the third quarter of 2020.

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, the prospects for newly acquired businesses to be integrated and contribute to future growth, and profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include the effects of the COVID-19 pandemic on our business, operations, financial results and liquidity, including the duration and magnitude of such effects, which will depend on numerous evolving factors which we cannot accurately predict or assess, including: the duration and scope of the pandemic; the negative impact on global and regional markets, economies and economic activity; actions governments, businesses and individuals take in response to the pandemic; the effects of the pandemic, including all of the foregoing, on our customers, suppliers, and business partners, and how quickly economies and demand for our products and services recover after the pandemic subsides. Such risks and uncertainties also include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, the newly acquired businesses. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, cybersecurity and data privacy risks, risks related to political instability, armed hostilities, incidents of terrorism, public health crisis (such as the COVID-19 pandemic) or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

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Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	June 30, 2020	December 31, 2019
ASSETS:

Cash and cash equivalents	$1,870.8	$709.7
Accounts receivable, net	738.8	791.6
Inventories, net	216.6	198.6
Income taxes receivable	23.7	18.5
Unbilled receivables	225.1	183.5
Other current assets	104.2	97.6
Total current assets	3,179.2	1,999.5

Property, plant and equipment, net	129.6	139.9
Goodwill	10,846.6	10,815.4
Other intangible assets, net	4,511.8	4,667.7
Deferred taxes	92.6	95.6
Other assets	382.5	390.8
Total assets	$19,142.3	$18,108.9

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable	$185.4	$162.0
Accrued compensation	207.4	240.1
Deferred revenue	828.3	831.8
Other accrued liabilities	354.8	346.2
Income taxes payable	320.1	215.1
Current portion of long-term debt, net	602.6	602.2
Total current liabilities	2,498.6	2,397.4

Long-term debt, net of current portion	5,263.8	4,673.1
Deferred taxes	1,070.3	1,108.1
Other liabilities	429.9	438.4
Total liabilities	9,262.6	8,617.0

Common stock	1.1	1.1
Additional paid-in capital	2,012.9	1,903.9
Retained earnings	8,168.7	7,818.0
Accumulated other comprehensive loss	(284.8)	(212.8)
Treasury stock	(18.2)	(18.3)
Total stockholders' equity	9,879.7	9,491.9

Total liabilities and stockholders' equity	$19,142.3	$18,108.9

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net revenues	$1,305.0	$1,330.3	$2,655.7	$2,617.5
Cost of sales	461.3	480.3	955.2	956.9
Gross profit	843.7	850.0	1,700.5	1,660.6

Selling, general and administrative expenses	510.1	481.6	1,017.7	945.8
Income from operations	333.6	368.4	682.8	714.8

Interest expense, net	47.5	45.1	92.9	88.8
Other income (expense), net	(2.0)	(1.0)	(1.2)	(4.1)
Gain on disposal of business	—	—	—	119.6

Earnings before income taxes	284.1	322.3	588.7	741.5

Income taxes	64.9	72.6	129.2	122.2

Net earnings	$219.2	$249.7	$459.5	$619.3

Net earnings per share:
Basic	$2.10	$2.40	$4.40	$5.97
Diluted	$2.08	$2.38	$4.36	$5.90

Weighted average common shares outstanding:
Basic	104.5	103.9	104.4	103.7
Diluted	105.5	105.1	105.4	104.9

Roper Technologies, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Amount	%	Amount	%	Amount	%	Amount	%
Net revenues:
Application Software	$398.4		$390.6		$803.5		$771.8
Network Software & Systems	422.0		366.8		860.2		712.5
Measurement & Analytical Solutions	363.9		408.4		729.1		810.2
Process Technologies	120.7		164.5		262.9		323.0
Total	$1,305.0		$1,330.3		$2,655.7		$2,617.5

Gross profit:
Application Software	$273.8	68.7%	$262.7	67.3%	$544.2	67.7%	$516.1	66.9%
Network Software & Systems	284.8	67.5%	252.7	68.9%	578.0	67.2%	491.7	69.0%
Measurement & Analytical Solutions	221.5	60.9%	240.2	58.8%	436.1	59.8%	471.4	58.2%
Process Technologies	63.6	52.7%	94.4	57.4%	142.2	54.1%	181.4	56.2%
Total	$843.7	64.7%	$850.0	63.9%	$1,700.5	64.0%	$1,660.6	63.4%

Operating profit*:
Application Software	$113.4	28.5%	$98.4	25.2%	$211.0	26.3%	$189.8	24.6%
Network Software & Systems	130.6	30.9%	129.2	35.2%	269.3	31.3%	254.5	35.7%
Measurement & Analytical Solutions	123.0	33.8%	130.3	31.9%	237.0	32.5%	248.4	30.7%
Process Technologies	16.9	14.0%	57.2	34.8%	60.2	22.9%	107.3	33.2%
Total	$383.9	29.4%	$415.1	31.2%	$777.5	29.3%	$800.0	30.6%

*Segment operating profit is before unallocated corporate general and administrative expenses; these expenses were $50.3 and $46.7 for the three months ended June 30, 2020 and 2019, respectively, and $94.7 and $85.2 for the six months ended June 30, 2020 and 2019, respectively.

Roper Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)

	Six months ended June 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$459.5	$619.3
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	25.1	23.4
Amortization of intangible assets	203.0	169.4
Amortization of deferred financing costs	4.3	3.3
Non-cash stock compensation	58.2	54.3
Gain on disposal of business, net of associated income tax	—	(88.5)
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	49.6	38.5
Unbilled receivables	(42.3)	(37.0)
Inventories	(19.1)	(18.4)
Accounts payable and accrued liabilities	18.8	(94.0)
Deferred revenue	(4.3)	51.2
Income taxes, excluding tax associated with gain on disposal of businesses	76.7	(77.6)
Cash tax paid for gain on disposal of businesses	(10.0)	(39.4)
Other, net	(6.5)	(13.4)
Cash provided by operating activities	813.0	591.1

Cash flows from (used in) investing activities:
Acquisitions of businesses, net of cash acquired	(153.0)	(539.2)
Capital expenditures	(15.5)	(27.9)
Capitalized software expenditures	(5.2)	(4.9)
Proceeds from (used in) disposal of businesses	(3.8)	220.5
Other, net	—	(2.6)
Cash used in investing activities	(177.5)	(354.1)

Cash flows from (used in) financing activities:
Proceeds from senior notes	600.0	—
Borrowings (payments) under revolving line of credit, net	—	(225.0)
Debt issuance costs	(12.0)	—
Cash dividends to stockholders	(106.6)	(95.6)
Proceeds from stock-based compensation, net	47.7	33.0
Treasury stock sales	4.5	3.6
Other	(0.7)	1.1
Cash flows from (used in) financing activities	532.9	(282.9)

Effect of foreign currency exchange rate changes on cash	(7.3)	2.3

Net increase in cash and cash equivalents	1,161.1	(43.6)

Cash and cash equivalents, beginning of period	709.7	364.4

Cash and cash equivalents, end of period	$1,870.8	$320.8